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                                                                     EXHIBIT 4.3

                          CERTIFICATE OF DESIGNATIONS,
                             PREFERENCES AND RIGHTS
                               OF 10,500 SHARES OF
                        1997 CONVERTIBLE PREFERRED STOCK
                                       OF
                            BRASSIE GOLF CORPORATION


     BRASSIE GOLF CORPORATION, a corporation duly organized and validly existing under the General Corporation Law of the State of Delaware (the "Corporation") does hereby certify as follows:

     That pursuant to the authority conferred by the Corporation's Amended Certificate of Incorporation, and pursuant to Section 151 of the Delaware General Corporation Law, at a meeting duly held on January 13, 1998, the Corporation's Board of Directors unanimously adopted a resolution providing for the designations, preferences, and relative, participating, optional, or other rights, and the qualifications, limitations or restrictions, of an additional 10,500 shares its 1997 Convertible Preferred Stock as follows:

     1. The distinctive designation of the series shall be "1997 Convertible Preferred Stock" (the "Preferred Stock" or the "1997 Preferred Stock"). The aggregate number of shares of 1997 Convertible Preferred Stock shall be 12,000.

     2. For purposes of this Certificate of Designation and the Company's Certificate of Incorporation, (i) any series of preferred stock of the Company entitled to dividends and liquidation preference on a parity with the 1997 Preferred Stock shall be referred to as "Parity Preferred Stock," (ii) any series of preferred stock ranking senior to the 1997 Preferred Stock and Parity Preferred Stock with respect to dividends and liquidation preference shall be referred to as "Senior Stock," and (iii) the Common Stock and any series of preferred stock ranking junior to the 1997 Preferred Stock and Parity Preferred Stock with respect to dividends and liquidation preference shall be referred to as "Junior Stock." As of the date of this Certificate of Designation, there is not outstanding any Preferred Stock or Senior Stock.

     3. In the event of any liquidation, dissolution or winding up of the Company, either voluntary or involuntary, after setting apart or paying in full the preferential amounts due to holders of Senior Stock, the holders of 1997 Preferred Stock and Parity Preferred Stock shall be entitled to receive, prior and in preference to any distribution of any of the assets or surplus funds of the Company to the holders of Junior Stock or Common Stock by reason of their ownership thereof, an amount equal to their full liquidation preference, which in the case of shares of 1997 Preferred Stock shall be $1,000 per share, plus accrued and unpaid dividends (the "Redemption Value"). If, upon such liquidation, dissolution or winding-up of the Company, the assets of the Company available for distribution to the holders of its stock be insufficient to permit the dissolution in full of the amounts receivable as aforesaid by




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the holders of Preferred Stock and Parity Preferred Stock, then all such assets of the Company shall be distributed ratably among the holders of Preferred Stock and Parity Preferred stock in proportion to the amounts which each would have been entitled to receive if such assets were sufficient to permit distribution in full as aforesaid. Neither the consolidation nor merger of the Company nor the sale, lease or transfer by the Company of all or any part of its assets shall be deemed to be a liquidation, dissolution or winding-up of the Company for the purposes of this paragraph.

     4. Dividends

        (a) The holders of the Preferred Stock shall be entitled to receive a dividend, payable quarterly on the first day of each calendar quarter commencing April, 1, 1998, which accrues from the date of issuance at the annual rate of $70 per share, provided that dividends shall accrue at the annual rate of $180 per share so long as a Registration Statement (as defined in a Private Placement Purchase Agreement of even date herewith) is not effective at any time after the 180th day following the issuance of the Preferred Stock. The preceding proviso shall not limit any other rights or remedies of Holder as a result of the breach by the Company of any provisions herein relating to the Registration Statement or otherwise.

        (b) Dividends shall be payable at the option of the Company either in cash or in shares of Common Stock which on the date of the dividend payment are convertible into shares of Common Stock which have a value equal to the dividend, provided that dividends may be paid in Common Stock only if the public sale thereof is permitted under a then-effective registration statement. The value of each share of Common Stock for the purposes of any dividend payment shall be equal to the average of the last reported sales prices therefor on the public markets on the last five days prior to the date of the payment.

     5. Conversion

        (a) The holder shall have the right at any time in its sole discretion, to convert the Preferred Stock, in whole or in part into a number of shares (the "Conversion Shares") of the Company's common stock (the "Common Stock") to $ 1,000 per share converted divided by the Conversion Price. Conversion Price means the lesser of (1) $0.70 (the "Cap") or (2) 75% of the average of the closing bid price of a share of Common Stock of the Company during the ten trading days prior to such conversion.

        (b) In the event that the holder elects to exercise its conversion rights hereunder, it shall give to the Company written notice (by fax or overnight courier service or personal delivery) of such election and shall surrender his Preferred Stock to the Company for cancellation. Conversion shall be effective upon the



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giving of such notice. The Company shall, within three business days after receipt by the Company of notice of conversion, deliver to the Holder (or, at Holder's request, DWAC) a certificate for the shares of Common Stock into which such conversion was made.

        (c) The Company shall at all times reserve and keep available out of its authorized and unissued Common Stock, solely for issuance upon the conversion of the Preferred Stock as herein provided, the number of shares of Common Stock as shall from time to time be issuable upon the conversion of the Preferred Stock.

        (d) The Percentage and the Cap shall each be reduced by two percentage points for each full 30-day period after the 180th day after the date hereof in which the Registration Statement has not been declared effective, provided that neither the Cap nor the Percentage shall ever be less than 50% of its initial value. The preceding sentence shall not limit any other rights or remedies of Holder as a result of the breach by the Company of any provisions herein relating to the Registration Statement or otherwise.

        (e) The Cap shall be equitably adjusted in case the Company shall issue Common Stock as a dividend upon Common Stock or in payment of a dividend thereon, shall subdivide the member of outstanding shares of its Common Stock into a greater number of shares or shall contract the number of outstanding shares of its Common Stock into a lesser number of shares.

        (f) If the Company shall effect any consolidation, merger or sale, or if any capital reorganization or reclassification of the Common Stock shall be effected, then, as a condition precedent of such transaction, appropriate provision shall be made to the end that conversion rights hereunder (including, without limitation, provisions for appropriate adjustments) shall thereafter be applicable, as nearly as may be practicable in relation to the kind of stock, securities or assets which are deliverable in respect of Common Stock upon the consummation of such transaction.

        (g) The Preferred Stock shall be convertible at any time only to the extent that Holder would not as a result of such conversion beneficially own more than 4.99% of the then outstanding Common Stock. Beneficial ownership shall be defined in accordance with Rule 13d-3 under the Securities Exchange Act of 1934. The opinion of counsel to holder shall prevail in the event of any dispute on the calculation of holder's beneficial ownership.

        (h) Should a holder propose to convert any Preferred Stock at a Conversion Price which is less than $0.50, the Company shall have the option to redeem all (but not any part) of the shares proposed to be converted at a redemption price of $1,250 per share, plus any accrued but unpaid dividends. The option shall be exercisable by written notice from the Company to the holder which



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is given within four business days of the notice of conversion and which is accompanied by payment of the redemption price in full.

     6. Certain Payments. In the event the Company fails timely to deliver to the holder or DWAC a certificate for shares of Common Stock as required hereunder, or if the Company fails timely to make any required redemption payment in respect of any shares of Preferred Stock, then, without limiting such holder's other rights and remedies (including, without limitation, rights and remedies available to such holder upon an event of default), the Company shall forthwith pay to such holder an amount accruing at the rate of $50 per day for each share of Preferred Stock.

     7. Events of Default and Early Redemption

        (a) An "event of default" with respect to the Preferred Stock shall exist if any of the following shall occur,

            (i) The Company shall breach or fail to comply with any provision of this Certificate of Designation and such breach or failure shall continue for 15 days after written notice by any Holder to the Company.

            (ii) A receiver, liquidator or trustee of the Company or of a substantial part of its properties shall be appointed by court order and such order shall remain in effect for more then 15 days; or the Company shall be adjudicated bankrupt or insolvent; or a substantial part of the Company shall be sequestered by court order and such order shall remain in effect for more than 15 days; or a petition to reorganize the Company under any bankruptcy, reorganization or insolvency law shall be filed against the Company and shall not be dismissed within 45 days after such filing.

            (iii) The Company shall file a petition in voluntary bankruptcy or request reorganization under any provision of any bankruptcy, reorganization or insolvency law, or shall consent to the filing of any petition against it under any such law.

            (iv) The Company shall make an assignment for the benefit of its creditors, or admit in writing its inability to pay its debts generally as they become due, or consent to the appointment of a receiver, trustee or liquidator of the Company, or of all or any substantial part of its properties.

        (b) If an event of default referred to in clause (a)(i) shall occur, the holder may, in addition to such holder's other remedies, by written notice to the Company, require that the Company forthwith redeem the Preferred Stock at a redemption price of $1,250 per share, plus any accrued but unpaid dividends. Upon any such declaration, such amount shall become immediately due and payable and the holder shall have all such rights and remedies provided for herein and in the Subscription Agreement. If an event of default



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referred to in clauses (a)(ii), (a)(iii) or (a)(iv) shall occur, the Company forthwith redeem the Preferred Stock at a redemption price of $1,250 per share, plus any accrued but unpaid dividends, and the holder shall have all such rights and remedies provided for under the terms of this Note and the Subscription Agreement.

     8. Without the consent of a majority in interest of the holders of the Preferred Stock, the Company shall not create any class of equity security which is senior to or parity with the Preferred Stock in liquidation rights.

     9. All share, redemption and similar amounts are subject to appropriate adjustment in the event of stock splits, stock dividends, recapitalization and similar events.

     IN WITNESS WHEREOF, the Corporation has caused this Certificate to be signed by Clifford F. Bagnall, its secretary, this 13th day of January 1998.




                                        /s/ Clifford F. Bagnall
                                        ----------------------------------------
                                        Clifford F. Bagnall
                                        Secretary
                                        Brassie Golf Corporation






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